Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Ocata Therapeutics, Inc. formerly, Advanced Cell Technology, Inc. and Subsidiary (collectively, the “Company”) of our report dated April 1, 2014, except for the reclassification paragraph in Note 2 as to which the date is March 16, 2015, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Ocata Therapeutics, Inc. for the year ended December 31, 2014.

/s/SingerLewak LLP

SingerLewak LLP

Los Angeles, California

November 6, 2015